                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS


    We consent to the reference to our firm under the captions "Selected Financial Data" and "Experts" and to the use of our reports (1) dated
November 22, 1999 with respect to TMF, Inc. and HRN Marketing Corp. for the period January 1, 1999 through May 10, 1999, and (2) dated January 28, 2000 with respect to Hotel Reservations Network, Inc. as of December 31, 1999 and for the period May 11, 1999 through December 31, 1999, in Amendment No. 5 of the Registration Statement on Form S-1 (No. 333-90601) and related Prospectus of Hotel Reservations Network, Inc. for the registration of its class A common stock.


                                                               ERNST & YOUNG LLP


Dallas, Texas
February 16, 2000